Exhibit (d)(16)

EXPENSE REIMBURSEMENT AGREEMENT

            EXPENSE REIMBURSEMENT AGREEMENT, effective as of November ___, 2003, by and between Waddell & Reed Ivy Investment Company ("WRIICO") and Ivy Funds, on behalf of its series designated the Ivy Bond Fund (the "Fund").

            WHEREAS, Ivy Funds is organized as a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-ended management investment company of the series type, and the Fund is a series of Ivy Funds; and

            WHEREAS, Ivy Funds and WRIICO entered into an Investment Management Agreement dated as of July 23, 2003 ("Management Agreement"), on behalf of several of its series including the Fund, and pursuant to which WRIICO provides business management and/or investment advisory services to the Fund for compensation based on the value of the average net assets of the Fund; and

            WHEREAS, Ivy Funds and Advantus Bond Fund, Inc. (the "Acquired Fund") have entered into an Agreement and Plan of Reorganization dated as of November ___, 2003 (the "Plan of Reorganization") providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Fund in exchange for shares of the Fund and the distribution of such shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund (the "Acquisition"); and

            WHEREAS, Ivy Funds and WRIICO have determined that, effective upon the closing of the Acquisition, it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

            NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

	1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from November ___, 2003 through December 31, 2004, WRIICO agrees to reimburse the Rule 12b-1 fees applicable to Class A shares and sufficient transfer agency fees to cap the expenses for its Class A shares at 1.15% (the "Reimbursement Amount").

	1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fee payable under the Management Agreement. Alternatively, the Reimbursement Amount shall be paid monthly by WRIICO within the first 10 days of each month.

2.	Termination and Effectiveness of Agreement.

	2.1	Termination. This Agreement shall terminate with respect to the Fund upon termination of the Fund's Management Agreement or on December 31, 2003, whichever comes first.

	2.2	Effectiveness. The effectiveness of this Agreement shall be contingent upon the closing of the Acquisition of the Acquired Fund by the Fund in accordance with the Plan of Reorganization.

3.	Miscellaneous.

	3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

	3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Funds or the Fund to take any action contrary to the Ivy Funds Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive Ivy Funds' Board of Trustees of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

	3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the business management and investment advisory fees, the computations of net asset values, and the allocation of expenses, having a counterpart nor otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement or the 1940 Act.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of November ___, 2003.

IVY FUNDS, on behalf of its series,
IVY BOND FUND

By: ________________________________
Kristen A. Richards, Vice President

WADDELL & REED IVY INVESTMENT COMPANY

By: _________________________________
Henry J. Herrmann, President